October 22, 2010

To Our Limited Partners:

In February 2009, the Financial Industry Regulatory Authority (“FINRA”) issued a notice to broker-dealers that sell the units of non-traded real estate direct participation programs, such as United Development Funding III, L.P. (the “Partnership” or “UDF III”), that these programs must provide an updated estimate of value per unit of limited partnership interest within 18 months of the completion of their offering stage. UDF III completed its offering stage in April 2009 and therefore, is now reporting an estimated value per unit of limited partnership interest in accordance with FINRA guidelines.

We are pleased to announce that on October 22, 2010 the General Partner approved an estimated value of $20.00 per unit for UDF III’s units of limited partnership interest, which is within the range of values derived by the independent firm and unchanged from the initial offering price.

In making a determination of the estimated value of the Partnership’s units, UMTH Land Development, L.P., the general partner of UDF III (the “General Partner”), assessed the Partnership’s assets, less liabilities, per unit and the execution of the UDF III business model set forth in the prospectus regarding the Partnership’s initial public offering of its limited partnership interests. The General Partner also relied upon an independent firm specializing in the valuation of businesses, partnerships and intellectual property that derived a range of estimated values per unit using five valuation analyses. Please see the attached Form 8-K for more information regarding the methodology and valuation process.

All of us associated with UDF III thank you for your continued support and confidence.

Sincerely,

UMT Services, Inc. Board of Directors

Todd F. Etter
Hollis M. Greenlaw
Michael K. Wilson